Exhibit 99(H)

SUPPLEMENTAL INDENTURE

SUPPLEMENTAL INDENTURE, dated as of             , 2004 (this “Supplemental Indenture”), between CITIGROUP GLOBAL MARKETS HOLDINGS INC. (formerly Salomon Smith Barney Holdings Inc.) a New York corporation (the “Company”), and JPMORGAN CHASE BANK (formerly The Chase Manhattan Bank), a New York banking association, as trustee (the “Trustee”), under the Indenture dated as of May 26, 2000 (as supplemented, the “Indenture”).

WHEREAS, pursuant to Section 801(5) of the Indenture, the Company, when authorized by a Board Resolution, and the Trustee may enter into a supplemental indenture to change or eliminate any provisions of the Indenture; provided that any such change or elimination shall become effective only when there is no Outstanding Security of any series created prior to the execution of such supplemental indenture which is entitled to the benefit of such provision;

WHEREAS, pursuant to Section 801(8) of the Indenture, the Company, when authorized by a Board Resolution, and the Trustee may enter into a supplemental indenture to cure any ambiguity, to correct or supplement any provision in the Indenture which may be inconsistent with any other provision therein, or to make any other provisions with respect to matters or questions arising under the Indenture; provided such action does not adversely affect the interests of the Holders of Outstanding Securities of any series created prior to the execution of such supplemental indenture in any material respect;

WHEREAS, the Company and the Trustee desire to enter into this Supplemental Indenture;

WHEREAS, the Board Resolution adopted pursuant to the Unanimous Written Consent of the Board of Directors of the Company dated August 13, 2001 authorizes such supplements to the Indenture as the Notes Committee (as defined in the Board Resolution) deems necessary or desirable; and

WHEREAS, the Notes Committee, by resolution dated as of             , 2004, authorizes the execution and delivery of this Supplemental Indenture.

NOW, THEREFORE, the parties hereto agree as follows:

1. Defined Terms. Each capitalized term used but not defined herein shall have the meaning ascribed thereto in the Indenture.

2. Amendments to the Indenture. With respect solely to the Securities of TARGETS Trust XXII:

(a) The definition of “Common Stock” in Section 101 is hereby amended to read in its entirety as follows:

“Common Stock”, as to Securities of a particular issue, means the American Depositary Receipts evidencing American Depository Shares representing Ordinary Shares for that series that shall be specified pursuant to Section 301.

(b) The following definition shall be inserted into Section 101 at its appropriate alphabetical position:

“Ordinary Shares”, as to Securities of a particular issue, means the ordinary shares of the Designated Issuer for that series.

(c) The definition of “Closing Price” in Section 101 shall have inserted into it immediately before the final period therein:

, provided that, if the security for which a closing price must be determined is principally traded on one or more non-U.S. securities exchanges or markets, then the Closing Price will be the closing sale price, last reported sales price or last quoted bid price, as the case may be, reported on that date on the principal non-U.S. securities exchange or market for such securities, expressed in U.S. dollars as converted from the relevant currency using the 12:00 noon buying rate in New York certified by the New York Federal Reserve Bank for customs purposes on that date

(d) Sections 403, 404 and 405 are hereby amended to read in their entirety:

SECTION 403 Dilution Adjustments.

The calculation of the Periodic Capped Return with respect to any series shall be subject to adjustment from time to time as follows.

(a) Stock Dividends, Splits, Reclassifications, Etc. If a Designated Issuer shall, after the date hereof,

(i) pay a stock dividend or make a distribution with respect to Ordinary Shares in shares of such stock;

(ii) subdivide or split the outstanding Ordinary Shares into a greater number of Ordinary Shares;

(iii) combine the outstanding Ordinary Shares into a smaller number of shares; or

(iv) issue by reclassification of its Ordinary Shares any other Ordinary Shares of the Designated Issuer;

then, in each such case, the Starting Value for the calculation of the Periodic Capped Return on the next occurring Reset Date after such event shall be multiplied by a Dilution Adjustment equal to a fraction, the numerator of which shall be the number of Ordinary Shares outstanding immediately before such event and the denominator of which shall be the number of Ordinary Shares outstanding immediately after such event, plus, in the case of a reclassification referred to in (iv) above, the number of Ordinary Shares of the Designated Issuer. In the event of a reclassification referred to in (iv) above as a result of which no Ordinary Share is outstanding, the Periodic Capped Return for each subsequent Reset Date shall be determined by reference to the other Ordinary Shares of the Designated Issuer issued in the reclassification.

(b) Right or Warrant Issuances. If a Designated Issuer shall, after the date hereof, issue, or declare a record date in respect of an issuance of, rights or warrants to all holders of Ordinary Shares entitling them to subscribe for or purchase shares of Ordinary Shares at a price per share less than the Then-Current Market Price of the Ordinary Shares (other than rights to purchase Ordinary Shares pursuant to a plan for the reinvestment of dividends or interest), then, in each such case, the Starting Value for the calculation of the Periodic Capped Return for the next occurring Reset Date after such event shall be multiplied by a dilution adjustment equal to a fraction, (i) the numerator of which shall be (A) the number of Ordinary Shares outstanding immediately prior to the time the adjustment is effected by reason of the issuance of such rights or warrants, plus (B) the number of additional Ordinary Shares which the aggregate offering price of the total number of Ordinary Shares so offered for subscription or purchase pursuant to such rights or warrants would purchase at the Then-Current Market Price of the Ordinary Shares, which shall be determined by multiplying the total number of shares so offered for subscription or purchase by the exercise price of such rights or warrants and dividing the product so obtained by such Then-Current Market Price, and (ii) the denominator of which shall be (A) the number of Ordinary Shares outstanding immediately before the adjustment is effected, plus (B) the number of additional Ordinary Shares offered for subscription or purchase pursuant to such rights or warrants. To the extent that, after the expiration of such rights or warrants, the Ordinary Shares offered thereby shall not have been delivered, the Starting Value for the calculation of the periodic capped return for the next occurring Reset Date after such event shall be further adjusted to equal the Starting Value which would have been in effect had such adjustment for the issuance of such rights or warrants been made upon the basis of delivery of only the number of Ordinary Shares actually delivered.

(c) Distribution of Other Assets. If a Designated Issuer shall, after the date hereof, declare or pay a dividend or make a distribution to all holders of Ordinary Shares, of any class of its capital stock the capital stock of a subsidiary of such Designated Issuer, evidences of its indebtedness or other non-cash assets (excluding any dividends or distributions referred to in paragraph (a) above) or shall issue to all holders of Ordinary Shares rights or warrants to subscribe for or purchase any of its securities (other than rights or warrants referred to in paragraph (b) above), then, in each such case, the Starting Value for the calculation of the Periodic Capped Return for the next occurring Reset Date after such event shall be multiplied by a Dilution Adjustment equal to a fraction, (i) the numerator of which shall be (A) the Then-Current Market Price of one Ordinary Share, less (B) the fair market value (as determined by a nationally recognized independent investment banking firm retained for this purpose by the Company, whose determination shall be final) as of the time the adjustment is effected of the portion of the capital stock, assets, evidences of indebtedness, rights or warrants so distributed or issued applicable to one Ordinary Share, and (ii) the denominator of which shall be the Then-Current Market Price of one Ordinary Share. Notwithstanding the foregoing, in the even that, with respect to any dividend or distribution to which this paragraph (c) would otherwise apply, the numerator in the fraction referred to in the above formula is less then $1.00 (or is a negative number), then the Company may, at its option, elect to have the adjustment provided by this paragraph (c) not be made and in lieu of such adjustment, on the Maturity Date, the Company shall deliver to the Holders of the Securities an additional amount of cash equal to the fair market value of such indebtedness, assets, rights or warrants (determined, as of the date such dividend or distribution is made, by a nationally recognized independent investment banking firm retained for this purpose by the Company, whose determination shall be final) so distributed or issued with respect to the number shares of Common Stock represented by the Forward Contract for that series.

(d) Cash Dividends; Excess Purchase Payments. If, after the date hereof, a Designated Issuer declares a record date in respect of a distribution of cash (other than any Permitted Dividends, any cash distributed in consideration of fractional Ordinary Shares and any cash distributed in a Reorganization Event), by dividend or otherwise, to all holders of Ordinary Shares, or makes an Excess Purchase Payment, then the Starting Value for the calculation of the Periodic Capped Return for the next occurring Reset Date after such event shall be multiplied by a Dilution Adjustment equal to a fraction, (i) the numerator of which shall be (A) the Then-Current Market Price of the Ordinary Shares on such record date, less (B) the amount of such distribution applicable to one Ordinary Shares which would not be a Permitted Dividend (or in the case of an Excess Purchase Payment, less the aggregate amount of such Excess Purchase Payment for which adjustment is being made at such time divided by the number of Ordinary Shares outstanding on such record date), and (ii) the denominator of which shall be such Then-Current Market Price of the Ordinary Shares.

For purposes of these adjustments, (A) “Permitted Dividend” means any quarterly cash dividend in respect of the Ordinary Shares, other than a quarterly cash dividend that exceeds the immediately preceding quarterly cash dividend, and then only to the extent that the per share amount of such dividend results in an annualized dividend yield on the Ordinary Shares in excess of 10.0% and (B) “Excess Purchase Payment” means the excess, if any, of (x) the cash and the value (as determined by a nationally recognized independent investment banking firm retained for this purpose by the Company, whose determination shall be final) of all other consideration paid by the Designated Issuer or any of its subsidiaries with respect to one Ordinary Share acquired in a tender offer or exchange offer by the Designated Issuer or any of its subsidiaries, over (y) the Then-Current Market Price of the Ordinary Shares. Notwithstanding the foregoing, in the event that, with respect to any dividend or distribution to which this paragraph (d) would otherwise apply, the denominator in the fraction referred to above formula is less than $1.00 (or is a negative number), then the

Company may, at its option, elect to have the adjustment provided by this paragraph (d) not be made and in lieu of such adjustment, on the Maturity Date, the Company shall deliver to the Holders of the Securities an additional amount of cash equal to the amount of cash plus the fair market value of such other consideration (determined, as of the date such dividend or distribution is made, by a nationally recognized independent investment banking firm retained for this purpose by the Company, whose determination shall be final) so distributed (or applied to the acquisition of the Ordinary Shares in such a tender offer or exchange offer) with respect to the number shares of Common Stock represented by the Forward Contract for that series.

(e) Timing of Dilution Adjustments. Each Dilution Adjustment shall be effected as follows:

(i) in the case of any dividend, distribution or issuance, at the opening of business on the Business Day next following the record date for determination of holders of Ordinary Shares entitled to receive such dividend, distribution or issuance or, if the announcement of any such dividend, distribution, or issuance is after such record date, at the time such dividend, distribution or issuance shall be announced by the Designated Issuer;

(ii) in the case of any subdivision, split, combination or reclassification, on the effective date of such transaction;

(iii) in the case of any Excess Purchase Payment for which the Designated Issuer shall announce, at or prior to the time it commences the relevant share repurchase, the repurchase price per share for shares proposed to be repurchased, on the date of such announcement; and

(iv) in the case of any other Excess Purchase Payment on the date that the holders of the repurchased Ordinary Shares become entitled to payment in respect thereof.

(f) General Failure of Dilution Event to Occur. All Dilution Adjustments shall be rounded upward or downward to the nearest 1/10,000th (or if there is not a nearest 1/10,000th to the next lower 1/10,000th). No adjustment in Starting Value for the Calculation of the Periodic Capped Return for any Reset Date shall be required unless such adjustment would require an increase or decrease of at least one percent therein; provided, however, that any adjustments which by reason of this sentence are not required to be made shall be carried forward (on a percentage basis) and taken into account in any subsequent adjustment. If any announcement or declaration of a record date in respect of a dividend, distribution, issuance or repurchase requiring an adjustment pursuant to this Section 403 shall subsequently be canceled by the Designated Issuer, or such dividend, distribution, issuance or repurchase shall fail to receive requisite approvals or shall fail to occur for any other reason, then, upon such cancellation, failure of approval or failure to occur, the Periodic Capped Return for the next occurring Reset Date after such event shall be further adjusted to the Periodic Capped Return which would then have been in effect had adjustment for such event not been made. If a

Reorganization Event shall occur after the occurrence of one or more events requiring an adjustment pursuant to this Section 403, the Dilution Adjustments previously applied to the Periodic Capped Return for the next occurring Reset Date after such events shall not be rescinded but shall be applied to the new Periodic Capped Return provided for under Sections 404 and 405.

The then-current market price of an ordinary share, for the purpose of applying any dilution adjustment, means the average trading price per Ordinary Share for the 10 trading days immediately before such adjustment is effected or, in the case of an adjustment effected at the opening of business on the business day next following a record date, immediately before the earlier of the date such adjustment is effected and the related ex-date.

The ex-date with respect to any dividend, distribution or issuance is the first date on which the Ordinary Shares trade regular way on their principal market without the right to receive such dividend, distribution or issuance.

SECTION 404 Adjustment for Consolidation, Merger or Other Reorganization Event.

In the event of (i) any consolidation or merger of a Designated Issuer, or any surviving entity or subsequent surviving entity of the Designated Issuer (a “Designated Issuer Successor”), with or into another entity (other than a merger or consolidation in which the Designated Issuer is the continuing corporation and in which the Ordinary Shares outstanding immediately prior to the merger or consolidation is not exchanged for cash, securities or other property of the Designated Issuer or another Person), (ii) any sale, transfer, lease or conveyance to another Person of the property of the Designated Issuer or any Designated Issuer Successor as an entirety or substantially as an entirety, (iii) any statutory exchange of securities of the Designated Issuer or any Designated Issuer Successor with another Person (other than in connection with a merger or acquisition ) or (iv) any liquidation, dissolution or winding up of the Designated Issuer or any Designated Issuer Successor (any such event described in clause (i), (ii), (iii) or (iv), a “Reorganization Event”), then, as to the relevant series, the Ending Value used to calculate the Periodic Capped Return for the next occurring Reset Date and the Starting Value and the Ending Value used to calculate the Periodic Capped Return for each Reset Date thereafter (other than at Maturity) shall be based on the Transaction Value rather than the closing price of the Common Stock and the Ending Value used to calculate the Periodic Capped Return at Maturity shall be based on the Transaction Value rather than the Ten Day Closing Price of the Common Stock.

“Transaction Value” means, with respect to any Reset Date, the sum of: (a) for any cash received in any such Reorganization Event, the amount of cash received per Ordinary Share; (b) for any property other than cash or Marketable Securities received in any such Reorganization Event, an amount equal to the market value on the date the Reorganization Event is consummated of such property received per Ordinary Share (as determined by a nationally recognized independent investment banking firm retained for this purpose by the Company, whose determination shall be final); and (c) for any Marketable Securities received in any such Reorganization Event, (1) with respect to any Reset Date prior to the Maturity Date or Accelerated Maturity Date, as the case may be, an amount equal to the closing price per share of such Marketable Securities on such Reset Date multiplied by the number of such Marketable Securities received for each Ordinary Share (if such Reset Date is a Trading Day) or, if no closing price is available for such Reset Date, the closing price per share of such Marketable Securities on the most recent Trading Day for which a Closing Price is available, and (2) with respect to the Maturity Date or Accelerated Maturity Date, as the case may be, an amount equal to the average Closing Price per share of such Marketable Securities for the Calculation Period of 10 Trading Days immediately prior to the date one New York Business Day prior to the Maturity Date multiplied by the number of such Marketable Securities received for each Ordinary Share.

“Marketable Securities” means any perpetual equity securities or debt securities with a stated maturity after the Maturity Date, in each case that are listed on a U.S. national securities exchange or reported by the Nasdaq National Market. The number of shares of any equity securities constituting Marketable Securities included in the calculation of Transaction Value pursuant to the preceding clause (c) shall be subject to adjustment if any event that would, had it occurred with respect to the Ordinary Shares of the Designated Issuer, have required an adjustment pursuant to Section 403 shall occur with respect to such Marketable Securities or the issuer thereof between the time of the Reorganization Event and the Maturity Date. Adjustment for such subsequent events shall be as nearly equivalent as practicable to the adjustments provided for in Section 403.

SECTION 405 The Company Responsible for Adjustments.

The Company shall be responsible for the effectuation and calculation of any adjustment pursuant to this Article IV and shall furnish the Trustee with notice of any such adjustment. The Trustee shall be under no duty or obligation to review or determine any calculations, adjustments, dividend calculations, determination of either the Maturity Payment or Accelerated Maturity Payment payable hereunder or any other calculation set forth in this Article IV or in Section 502 hereof.

The adjustments described in this Article IV assume that each share of Common Stock will continue to represent, directly or indirectly, one Ordinary Share of the Designated Issuer. If the number of Ordinary Shares represented by a share of Common Stock changes, whether in conjunction with one of the adjustment events in this Article IV or otherwise, or if any of the events described in this Article IV occurs with respect to the Common Stock and not with respect to or with proportional effect on Ordinary Shares of the Designated Issuer, then the Company will effect the applicable dilution adjustments based on the trading price and the outstanding number of shares of Common Stock. For the purposes of the adjustments described in this Article IV, each non-U.S. dollar value (whether a value of cash, property, securities or otherwise) shall be expressed in U.S. dollars as converted from the relevant currency using the 12:00 noon buying rate in New York certified by the New York Federal Reserve Bank for customs purposes on the date of valuation.

[End of Amendments to the Indenture]

3. Acceptance by the Trustee. The Trustee accepts the trusts created by this Supplemental Indenture upon the terms and conditions set forth in the Indenture. The Trustee shall not be responsible or accountable in any manner whatsoever for or in respect of, and makes no representation with respect to, the validity or sufficiency of this Supplemental Indenture or the due execution hereof by the Company and shall not be responsible in any manner whatsoever for or in respect of the correctness of the recitals and statements contained herein, all of which recitals and statements are made solely by the Company.

4. Confirmation. Except as hereby expressly modified, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect.

5. Governing Law. This Supplemental Indenture and the rights and obligations of the parties hereto shall be governed by, and construed and interpreted in accordance with, the laws of the State of New York.

6. Counterparts. This Supplemental Indenture may be executed in any number of counterparts, each of which shall be deemed to be an original for all purposes; but such counterparts shall together be deemed to constitute but one and the same instrument.

IN WITNESS WHEREOF, each of CITIGROUP GLOBAL MARKETS HOLDINGS INC. and JPMORGAN CHASE BANK, as Trustee, has caused this Supplemental Indenture to be signed and acknowledged by one of its officers thereunto duly authorized, and its corporate seal to be affixed hereto and attested, all as of the day and year first above written.

CITIGROUP GLOBAL MARKETS HOLDINGS INC.

By:
Name:
Title:

Attest:

By:

Corporate Seal

JPMORGAN CHASE BANK

By:
Name:
Title:

Attest:

By:

Corporate Seal

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